The New York Stock Exchange hereby notifies the SEC of its
 intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on October 8, 2009, pursuant to the provisions of Rule 12d2-2 (a).

[ X ] 17 CFR 240.12d2-2(a)(3) That on September 28, 2009
the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment.

Pursuant to the change in country of incorporation, which became effective before the opening of business September 28, 2009, each Share of Tim Hortons Inc. (incorporated in Delaware)
 will be entitled to the right to receive one (1) Common Share of Tim Hortons Inc. (incorporated in Ontario, Canada) on a share for share basis.

The Exchange also notifies the Securities and Exchange
Commission that as a result of the above indicated conditions this security was suspended from trading on September 28, 2009.